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Exhibit 10(b). Change In Control Program For The Chairman Of The Board

             CHANGE IN CONTROL PROGRAM FOR THE CHAIRMAN OF THE BOARD

         Admiralty Bank has implemented a Change in Control Program for the Chairman of the Board (the "Chairman") of Admiralty Bank that will take effect in the event of a Change in Control (as hereinafter defined) of Admiralty Bank (the "Program"). This program amends and replaces the Severance Program for the Chairman of the Board.

    I.   DEFINITIONS

         A. Base Pay - "Base Pay" is the Chairman's (a) base weekly salary, or
(b) base hourly wage multiplied by forty (40) hours, exclusive of overtime and incentive compensation of any kind.

         B. Change in Control - A "Change in Control" means any consolidation, merger or reorganization or any series of related transactions by Admiralty Bancorp, Inc. ("Bancorp"), a Delaware corporation, (the holding company of Admiralty Bank) or its shareholders in which in excess of 49% of Admiralty Bancorp, Inc.'s equity interests or 49% of Admiralty Bancorp, Inc.'s voting power is transferred, or any transaction which causes the present members of Admiralty Bancorp, Inc.'s Board of Directors to lose majority control of the Board of Directors of Admiralty Bancorp, Inc., or a sale of all or substantially all of the assets of Admiralty Bancorp, Inc.

         C. Program Period - The "Program Period" is a period ending ninety (90) days after a Change in Control.

         D. Qualifying Event - A "Qualifying Event" is the event described in
Section II of this Program.

         E. Change in Control Payment - A "Change in Control Payment" is the payment made to the Chairman under Section III below.

    II.  QUALIFYING EVENTS

         The following event or action will be a "Qualifying Event": A Change in Control regardless of whether or not the Chairman continues to serve on the Board after the Change in Control.

    III. CHANGE IN CONTROL PAYMENT

         If a Qualifying Event occurs during the Program Period, Admiralty Bank will make a Change in Control Payment to the Chairman as follows: 104 weeks of Base Pay.

    IV.  TIMING OF PAYMENT

         Any Change in Control Payment will be paid in a lump sum, simultaneous with the Change in Control, and will be subject to all legally mandated withholding (e.g., Federal, State or Local taxes).

    V.   BENEFITS

         If a Qualifying Event occurs during the Program Period, Admiralty Bank will provide benefits to the Chairman as follows: 104 weeks of benefits then in effect. Thereafter, Admiralty Bank will provide the Chairman with the right to continue receipt of benefits as required by law. Notwithstanding the foregoing, Admiralty Bank will terminate the provision of benefits to the Chairman at such time as the Chairman becomes eligible for benefits under the benefit plan of another employer.


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    VI.  RELEASE OF CLAIMS

         The Chairman's right to a Change in Control Payment or Benefits under the Program will accrue only after the Chairman has provided Admiralty Bank and Bancorp, their successors or assigns, with a signed Change in Control agreement which includes a General Release of all claims by the Chairman against Admiralty Bank and Bancorp, their successors or assigns, and Admiralty Bank's and Bancorp's past and present officers, directors and employees.

    VII. EMPLOYMENT STATUS

         Unless the Chairman has a written employment contract, all employment by Admiralty Bank is employment at will, and either Admiralty Bank or the Chairman may terminate the employment relationship at any time and for any reason. Nothing in the Program changes the Chairman's employment status. The Program merely establishes the Chairman's right to a Change in Control Payment should a Qualifying Event occur.

    VIII.TERMINATION

         This Program shall automatically terminate at the end of the Program Period. No event occurring after the Program terminates will entitle the Chairman to any payment or benefit under this Program.

    IX.  INELIGIBILITY FOR "EMPLOYEE SEVERENCE PROGRAM"

         The Chairman is ineligible to receive any benefits under the "Employee Severance Program."

    X.   MISCELLANEOUS PROVISIONS

         a. Determinations. Admiralty Bank shall make such determinations as may be required from time to time in the administration of the Program. Admiralty Bank shall have the sole authority, discretion and responsibility to interpret and construe the Program and to determine all factual and legal questions under the Program, including but not limited to the entitlement of the Chairman to participate in the Program and the amount of the benefits under the Program.

         b. Nonexclusive of Rights. Nothing in the Program shall prevent or limit the Chairman's continuing or future participation in any benefit, bonus, incentive, retirement or other plan or program provided by Admiralty Bank and for which the Chairman may qualify, nor shall anything in the Program limit or reduce such rights as the Chairman may have under any other agreement with, or plan, program, policy or practice of Admiralty Bank. Amounts which are vested benefits or which the Chairman is otherwise entitled to receive under any agreement with, or plan, program, policy or practice of, Admiralty Bank shall be payable in accordance with such agreement, plan, program, policy or practice, except as explicitly modified by the Program.

         c. Spendthrift Provisions. The Chairman shall not have any transmissible interest in the Program nor shall the Chairman have any power to anticipate, alienate, dispose of, pledge or encumber the Program, nor shall Admiralty Bank recognize any assignment thereof, either in whole or in part, nor shall the Program be subject to attachment, garnishment, execution following judgment or other legal process.

         d. Program Administrator. Admiralty Bank shall be the administrator of the Program.

         e. Type of Program. The Program is a Change in Control pay welfare benefit plan. The Program is not an employee pension benefit plan.

         f. Dispute Resolution. All claims, disputes or other matters in question between the parties to this Agreement arising out of or relating to this Agreement or breach thereof shall be subject to and decided by arbitration in accordance with the arbitration rules of the American Arbitration Association currently in effect.


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                  Demand for arbitration shall be filed in writing with the
                  other party to this Program and with the American Arbitration Association. A demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statutes of repose or limitations. The award (inclusive of fees) rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

    XI.  CLAIMS PROCEDURE

         a. General. If the Chairman believes that he is entitled to a Change in Control Payment under the Program, or if the Chairman is in disagreement with any determination that has been made, the Chairman may present a claim to Admiralty Bank.

         b. Making a Claim. The Chairman's claim must be written and must be delivered to Admiralty Bank. Within ninety (90) days after delivery of such claim, the Chairman shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than one hundred and eighty (180) days from the date of delivery of such claim) to reach a decision.

         If such claim is denied, the Chairman shall receive a written notice specifying: (a) the reasons for denial; (b) the Program provisions on which the denial is based; and (c) any additional information needed from the Chairman in connection with the claim and the reason such information is needed. The Chairman also shall receive a copy of Section C below concerning the Employee's right to request a review.

         c. Requesting Review of a Denied Claim. The Chairman may request that a denied claim be reviewed. Such request for review must be written and must be delivered to Admiralty Bank within sixty (60) days after the Chairman receives the written notice that the Chairman's claim was denied.

         Such request for review may (but is not required to) include issues and comments the Chairman wants considered in the review. The Chairman may examine pertinent Program documents by asking Admiralty Bank. Within sixty (60) days after the delivery by the Chairman of a request for review, the Chairman shall receive either: (a) a decision; or (b) a notice describing special circumstances requiring a specified amount of additional time (but no more than one hundred and twenty (120) days from the date of delivery of such request for review) to reach a decision. The decision shall be in writing and shall specify the Program provisions on which it is based.

         d. Decisions. All decisions on claims and on reviews of denied claims will be made by Admiralty Bank. Admiralty Bank, may, in its discretion, hold one or more hearings. If the Chairman does not receive a decision within the specified time, the Chairman should assume that the claim was denied or re-denied on the date the specified time expired. Admiralty Bank reserves the right to delegate its authority to make decisions.


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